EXHIBIT 11

                    INTERSTATE BAKERIES CORPORATION
          SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (000's EXCEPT PER SHARE DATA)


                                                 Twelve Weeks Ended
                                               -----------------------
                                               August 24,   August 26,
                                                  1996         1995
                                               ----------   ----------

Net income                                      $18,667      $ 5,726
                                                =======      =======

Weighted average common shares
 outstanding                                     37,323       26,489
Dilutive stock options                              462          253
                                                -------      -------
Weighted average common and common
 equivalent shares outstanding                   37,785       26,742
                                                =======      =======

Earnings per share                              $   .49      $   .21
                                                =======      =======